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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Jefferson-Pilot Corporation

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Jefferson-Pilot Corporation

100 North Greene Street
Greensboro, North Carolina 27401

Notice Of Annual Meeting And Proxy Statement

Meeting Date: May 2, 2005

Dear Shareholder:

You are cordially invited to attend our 2005 Annual Meeting of Shareholders. We will meet in Jefferson Pilot’s offices in Greensboro on Monday, May 2, 2005, at 10:00 A.M.

The attached Notice of Meeting and Proxy Statement describe the matters we will be acting on at the meeting.

The enclosed Annual Report reviews Jefferson Pilot’s activities and performance during 2004.

We believe we have sound corporate governance policies and practices, as discussed in this Proxy Statement and in the Investors section of our Website, www.jpfinancial.com.

Your vote is important. I urge you to vote your shares by proxy, even if you plan to attend the meeting. This will ensure that your shares are voted. Please promptly fill out, sign and return your proxy card, or take advantage of Internet or telephone voting.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

David A. Stonecipher

Chairman of the Board

March 22, 2005

Jefferson-Pilot Corporation

Notice of 2005 Annual Meeting of Shareholders

Date:	Monday, May 2, 2005
Time:	10:00 a.m.
Place:	Fourth Floor, Jefferson-Pilot Building
100 North Greene Street
Greensboro, North Carolina

At our Annual Meeting of Shareholders we will ask you to:

(1)	elect three persons as Class I directors, each for a term of three years;

(2)	ratify the appointment of Ernst & Young LLP as independent auditors for 2005; and

(3)	transact any other business properly brought before the meeting or any adjournment of the meeting.

Our Board of Directors is not aware of any other matter to be voted on at the meeting.

You can vote if you were a shareholder of record on March 1, 2005.

Please promptly complete, date, sign and return the enclosed proxy card, or vote by Internet or telephone. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,

Vice President and Secretary	March 22, 2005

Contents
Proxy Solicitation and Voting Information	3
Proposal I — Election of Directors	4
Stock Ownership	8
Executive Compensation	9
Audit Committee Report	17
Proposal II — Ratification of Appointment of Independent Auditors	18
Other Information	18

Proxy Statement

Proxy Solicitation and Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 1, 2005, the record date, may vote at the meeting. Each share of common stock is entitled to one vote on each voting matter.

What constitutes a quorum at the meeting?

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the record date, outstanding shares were 136,638,098.

How do I vote?

Our Board of Directors is soliciting the enclosed proxy. To vote, please complete, sign and date each proxy card you receive and return it in the prepaid envelope. Proxies will be voted if properly signed, received before the close of voting at the meeting and not revoked. Your shares will be voted as you specify on each voting matter. Unless you otherwise specify on the proxy, properly executed proxies that are timely received will be voted for all nominees for director, for the other proposal and in accordance with the best judgment of the proxy holders, in the interest of the Corporation, on any other matters properly brought before the meeting.

What shares are included in the proxy card?

Proxies represent shares you hold of record as a registered shareholder (that is, you hold stock certificates registered with our transfer agent in your own name or with others). They also represent full and fractional shares held under our Dividend Reinvestment Plan, under our 401(k)/TeamShare Plan for employees and career agents, and under our Agents’ Retirement Plan, where the registrations are the same. If you do not give voting instructions for your benefit plan shares, these shares will be voted in the same proportion as shares for which other participants in that plan give instructions.

Can I vote by telephone or electronically?

Yes. If you are a registered shareholder or hold such benefit plan shares, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in “street name,” please check your proxy voting form or contact your broker or other nominee to ask if you can vote by telephone or electronically. Brokers and other nominees can vote electronically through their depositaries.

How can I revoke my proxy?

You may revoke your proxy at any time before the voting at the meeting. To revoke it, you may (1) deliver a written notice of revocation to our corporate secretary, (2) submit a properly executed, later dated proxy or (3) vote in person at the meeting.

Who will count the vote?

Representatives of Georgeson Shareholder Communications Inc. will count the vote, and Georgeson will serve as the independent Inspector of Election.

What vote is required to approve each matter?

The nominees receiving the highest number of votes will be elected directors. Approval of any other proposal requires a majority of the votes cast by shareholders on the proposal. We count abstentions and broker non-votes for purposes of determining a quorum. We disregard abstentions, broker non-votes or failure to vote in tabulating voting results. Shareholders may not cumulate their votes.

Who pays for this proxy solicitation?

Jefferson Pilot pays the costs of soliciting proxies. We retain Georgeson Shareholder Communications Inc. to assist with the solicitation for a fee of $13,000 plus out-of-pocket expenses. We also reimburse brokerage houses and other nominees and fiduciaries for their reasonable costs for sending proxy materials to shareholders.

Will any other proposals be presented at the meeting?

No. Our By-Laws require advance written notice to our corporate secretary at least 90 days before the meeting, of any resolution to be presented at the meeting. He has not received any such notice.

What does it mean if I get more than one proxy card?

This means that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to be sure that all your shares are voted. To provide better shareholder services in the future, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our stock transfer agent, Wachovia, at 1-800-829-8432, by fax to 1-704-590-7618, or email: equityservices@wachovia.com.

Proposal I — Election of Directors

Our Board now has eleven serving directors, divided into three classes whose terms end in successive years. The terms of the four Class I directors expire at the 2005 annual meeting. Two of these directors, Edwin B. Borden and E.S. Melvin, are not standing for reelection due to our retirement policy for directors. We thank Ed and Jim for their many contributions to the Board and its committees.

The other two members of Class I have been nominated to serve for a new three year term that will end in 2008. The Board also has nominated Isaiah Tidwell, Georgia Wealth Management Director and Executive Vice President of Wachovia Bank, N.A. until his retirement last month, to serve as a new director for this three year term.

If any nominee is unable or unwilling to serve, our Board of Directors or its Executive Committee may designate a substitute. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy but only until the next annual meeting.

The Board will have one vacancy after the meeting as the Nominating/Governance Committee leads the search for an appropriate individual who would be willing to serve as a director. Any director elected by the Board to fill this vacancy would have a term ending at the next annual meeting.

The Board intends that Mr. Stonecipher will continue as non-executive Chairman of the Board at the request and pleasure of the Board (see page 7).

The table below presents certain information about these nominees and the other directors whose terms of office will continue after the meeting.

Nominees to serve for a three year term expiring 2008 — Class I

William Porter Payne age 57 Director since 1993	Partner in Gleacher Partners LLC (investment banking and asset management), Atlanta, GA since July 2000; previously Vice Chairman, PTEK Holdings, Inc. and Chairman of its subsidiary Orchestrate.Com; President and Chief Executive Officer, Atlanta Committee for the Olympic Games from 1991 to 1997

David A. Stonecipher age 63 Director since 1993	Chairman of the Board of the Corporation since May 1998; also an executive officer until his retirement on December 31, 2004 and Chief Executive Officer to February 2004 from March 1993; also President until November 2001

Isaiah Tidwell age 60 Director nominee	Georgia Wealth Management Director and Executive Vice President of Wachovia Bank, N.A., Atlanta, GA from September 2001 through February 2005; President, Georgia Banking and Executive Vice President of Wachovia Bank from July 1999 to September 2001, and Executive Vice President in charge of Wachovia Bank’s North Carolina Southern Region from 1995 to 1999

Continuing directors for the term expiring 2006 — Class II

William H. Cunningham age 61 Director since 1986	Professor, The University of Texas at Austin since June 2000; formerly Chancellor, The University of Texas System; also Chief Executive Officer of IBT Technologies, Inc. from December 2000 to September 2001. IBT, an eLearning infrastructure startup company, filed Chapter 7 bankruptcy in December 2001 and was liquidated.

Robert G. Greer age 70 Director since 1975	Vice Chairman, Bank of Texas, Houston, TX since October 2002; previously Chairman of the Bank of Tanglewood, N.A.

Elizabeth Valk Long age 54 Director since 2002	Tequesta, FL; former Executive Vice President of Time, Inc. (publishing) from 1995 to July 2001; previously publisher and then President of Time Magazine

Donald S. Russell, Jr. age 65 Director since 1977	Attorney in sole practice in Columbia, SC
Continuing directors for the term expiring 2007 — Class III

Dennis R. Glass age 55 Director since 2004	President and Chief Executive Officer of the Corporation since March 1, 2004; President and Chief Operating Officer from November 2001 to February 2004; Executive Vice President, Chief Financial Officer and Treasurer from 1993 to November 2001

George W. Henderson, III age 56 Director since 1995	Former Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products), Greensboro, NC from 1995 to November 2003. Burlington filed for bankruptcy protection under Chapter 11 in late 2001 to transition and modify its business model in the highly competitive textile business.

Patrick S. Pittard age 59 Director since 1998	Distinguished Executive in Residence, Terry Business School, University of Georgia since 2002; Chairman, President and Chief Executive Officer of Heidrick & Struggles International, Inc. (executive search firm) from 1997 to 2001

(1)	Our directors and the nominee are also directors of other publicly held companies and investment companies in addition to the directorships shown in the table: Mr. Cunningham, Hayes Lemmerz International, Inc., Introgen Therapeutics, Inc., a number of John Hancock mutual funds, LIN TV Corp., and Southwest Airlines Co; Mr. Greer, BOK Financial Corp.; Mr. Henderson, Bassett Furniture Industries, Inc. and Propex Fabrics Inc.; Ms. Long, Belk, Inc., The J.M. Smucker Company and Steelcase Inc.; Mr. Payne, Anheuser Busch, Inc., Cousins Properties, Inc. and Crown Crafts, Inc.; Mr. Pittard, a number of Artisan mutual funds; Mr. Stonecipher, Bassett Furniture Industries, Inc.; and Mr. Tidwell, Lance, Inc. and Ruddick Corporation.

What about attendance, Board governance and Board Committees?

In 2004 our Board met five times. Attendance by directors at 2004 meetings of the Board and of Committees on which they served averaged 97%, and all directors attended at least 80% of the applicable meetings.

Directors are expected to attend each annual meeting of shareholders, and all directors attended the last annual meeting.

The Board has affirmatively determined that all of our directors have no material relationship with Jefferson Pilot and its subsidiaries and therefore are independent directors, except Messrs. Glass and Stonecipher. The Board determined independence under the specific standards of the New York Stock Exchange, the related SEC rules applicable for Audit Committee members, and additional requirements under our Corporate Governance Principles. Under these Principles, a director is not independent if he or she serves as an executive officer or compensated regular employee of a charitable organization to which Jefferson Pilot and its subsidiaries have given, in the preceding three years, more than $500,000 or 2% of such organization’s consolidated gross revenues in any single fiscal year (excluding our regular gift matching program).

All members of our Audit, Compensation and Nominating/Governance Committees are independent directors. Each of these Committees is authorized to engage independent advisers.

The Board has designated William H. Cunningham as our Lead Director and an ex officio member of all Board Committees of which he is not a member. He presides over regularly scheduled executive sessions of independent directors and of non-management directors, and assists in setting Board agendas.

Shareholders and other parties may communicate with our Lead Director or any other director or with the non-management directors as a group by writing to: Board of Directors (or a specified director), c/o Corporate Secretary, Jefferson-Pilot Corporation, 100 N. Greene St., Greensboro, NC 27401.

Executive Committee — met three times in 2004. The members are Directors Stonecipher (Chairman), Cunningham, Glass, Henderson, Payne and Pittard. This Committee may exercise all of the powers and authority of the Board, except for the power to issue stock or declare dividends and certain other powers specifically reserved by North Carolina law to the Board.

Audit Committee — met four times in 2004 and also held five conference call meetings. The members are directors Russell (Chairman), Henderson and Long. All members of the Committee are independent directors as defined by New York Stock Exchange listing standards. This Committee assists our Board of Directors in oversight of (1) the integrity of our consolidated financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal audit function and the independent auditors, and (4) our compliance with legal and regulatory requirements.

Compensation Committee — met three times in 2004. The members are Directors Melvin (Chairman), Cunningham and Pittard. This Committee establishes our general compensation philosophy and oversees development of compensation programs, approves salaries for senior executives and determines awards for senior executives under incentive plans including stock plans, and reviews changes in benefit plans.

Nominating/Governance Committee — met three times in 2004. The members are Directors Greer (Chairman), Borden and Payne. Nominating functions include identifying individuals qualified to become directors, consistent with criteria approved by the Board, and recommending to the Board nominees for election as directors and the composition of all Committees of the Board other than the Executive and Nominating/Governance Committees. Governance functions include reviewing our corporate governance policies and practices and recommending any changes to the Board, and assisting the Board in developing standards for making determinations as to director independence. The Committee also assists the Board in conducting an annual self-evaluation of Board and Committee performance.

The Nominating/Governance Committee will consider director candidates recommended in writing by shareholders. A shareholder requesting that a recommendation be reviewed by the Committee should submit such information as the shareholder deems pertinent for service on the Board, such as age, experience and skills, and any information required to be disclosed in a proxy statement regarding the candidate. This information should be sent to: Corporate Secretary, Jefferson-Pilot Corporation, 100 N. Greene Street, Greensboro, NC 27401. It must be received more than 120 days before shareholders meet to elect directors, which is January 1, 2006 for the 2006 annual meeting.

The Nominating/Governance Committee evaluates director candidates taking into account their skills and characteristics relative to the skills and characteristics of the current Board as a whole. Issues analyzed include independence, diversity, age, ability to dedicate sufficient time, energy and attention to Board duties, ability to effectively interact, and such talent, skills and expertise as are suited to the Corporation’s and the Board’s needs at any given time.

The Committee’s process for identifying director candidates has been to discuss with the full Board the skills and characteristics desired, as described above, and to solicit directors’ recommendations for possible candidates.

Other corporate governance matters

Jefferson Pilot’s Corporate Governance Principles, the Charters of our Audit Committee, Compensation Committee and Nominating/Governance Committee, our Code of Ethics for Financial Officers, our Business Conduct Guidebook, our Code of Business Conduct and Ethics for Directors, and other governance materials are available on our website, www.jpfinancial.com under Investors — Corporate Governance, and you can obtain copies from our corporate secretary.

How are directors compensated?

Cash. Directors who are not our employees receive an annual retainer of $40,000, and a meeting fee of $2,000 for each Board meeting and $1,000 for each Committee meeting they attend. The Committee meeting fee is $500 for a Committee meeting held in connection with a Board meeting. Audit Committee members receive an additional annual retainer of $5,000 in lieu of regular meeting fees but the Committee’s Chairman may call for payment of a $1,000 meeting fee for any meeting annually in excess of eight that consumes at least 30 minutes. Our Lead Director and Committee chairpersons receive an additional annual retainer of $10,000. Our directors do not receive fees for the execution of written consents in lieu of Board or Committee meetings. We reimburse directors for travel, lodging and meal expenses when they travel to meetings.

Our directors may elect to defer receipt of some or all cash directors’ fees. Deferred accounts are credited, at the director’s election, with either phantom units for our common stock, or interest at rates representative of market rates. Deferred accounts are unfunded and are paid out in shares of common stock, or cash for the interest rate option, in up to ten annual installments after the director leaves the Board. A grantor trust buys in the open market and holds JP common stock equal to the phantom units in deferred fee accounts.

Stock Options. Our non-employee directors receive non-discretionary stock option awards, each exercisable at the fair market value of JP common stock on the award date. All directors receive an annual option award for 7,500 shares on the first regular quarterly Board meeting date in each year. A new director immediately receives an option to purchase shares having a face value of $175,000. The first annual option then is prorated for months served by a new director. The Non-Employee Directors’ Stock Option Plan, which our shareholders approved in 2004, will expire on March 31, 2008 but this will not affect any options then outstanding.

In his capacity as Board Chairman, Mr. Stonecipher will receive continued office and secretarial support, and access to company aircraft for business purposes, plus up to 25 hours (down from 50) per year of flight time for personal use, with imputation of taxable income for any such use. He will forego regular Board compensation including retainer, meeting fees and stock options while serving in this capacity. The terms of this continued service are subject to change or termination at any time by the Compensation Committee of our Board.

Stock Ownership

What is the stock ownership of our directors and executive officers?

	Shares Beneficially Owned
Name	on March 1, 2005(1)(2)

Directors and nominee:
Edwin B. Borden	119,982
William H. Cunningham	69,656
Dennis R. Glass	846,130
Robert G. Greer	60,019
George W. Henderson, III	67,413
Elizabeth Valk Long	23,492
E. S. Melvin	110,995	(3)
William Porter Payne	86,495
Patrick S. Pittard	73,437
Donald S. Russell, Jr.	82,761
David A. Stonecipher	3,225,696	(3)
Isaiah Tidwell	100

Other executive officers named in compensation table:
Robert D. Bates	196,572
Theresa M. Stone	332,856
Warren H. May	52,338
Mark E. Konen	147,465
Directors, nominee and executive officers as a group (18 persons)	5,632,779

(1)	The individuals have sole voting and investment power over the shares, except: Mr. Melvin: 258 shares are held by his wife; and Mr. Stonecipher: 19,500 shares are held by his wife. These directors have no authority to vote these shares. The shares reported include shares held for each officer under our 401(k) plan, share equivalent units under the directors’ fee deferral plan as follows: Mr. Borden, 8,511 shares; Mr. Cunningham, 8,145 shares; Mr. Henderson, 14,145 shares: Ms. Long, 3,831 shares; Mr. Melvin, 15,509 shares; Mr. Payne, 6,818 shares; and Mr. Pittard, 8,271 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan: Mr. Stonecipher, 2,963,750; Mr. Glass, 762,187; Ms. Stone, 317,500; Mr. Bates, 163,326; Mr. May, 46,666; and Mr. Konen, 139,791; non-employee director plan: Messrs. Borden, Melvin and Payne, 67,779 shares; Mr. Russell, 63,779 shares; Mr. Pittard, 61,875; Mr. Cunningham, 60,186 shares; Messrs. Greer and Henderson, 52,593 shares; and Ms. Long, 18,661 shares; and the group (both option plans), 5,040,327 shares. Mr. Tidwell’s ownership is shown as of March 8, 2005.
(2)	None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding, except that including exercisable options Mr. Stonecipher is deemed to beneficially own 2.3%. The beneficial ownership for the group including exercisable options is 4.0% of the total shares outstanding.
(3)	Mr. Melvin also reported that the Foundation of which he is President and Chief Executive Officer owns 889,768 shares (0.7%). Mr. Stonecipher also reported that a private (family) charitable foundation for which he is the investment manager owns 20,000 shares. Messrs. Melvin and Stonecipher respectively have no economic interest in these shares and disclaim beneficial ownership of these shares.

Our Board of Directors has adopted stock ownership guidelines for certain senior officers and also for non-employee directors. They are described on page 10.

The following table shows the only shareholder who reported to the Securities and Exchange Commission beneficial ownership of more than 5% of our common stock as of December 31, 2004.

Name and Address	Number of	Percent of
of Beneficial Owner	Shares Owned	Class Owned

Capital Research and Management Company	10,700,000	7.8%
333 South Hope Street Los Angeles, CA 90071-1406

Capital Research and Management Company is a registered investment adviser that manages The American Funds Group of mutual funds. It reported that it has no power to vote these shares, but sole power to dispose of the shares. It disclaimed beneficial ownership of these shares.

Section 16(a) beneficial ownership reporting compliance.

Jefferson Pilot believes that all of our executive officers and directors complied for 2004 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, except that for Mr. Cunningham one report of an option exercise and sale of shares was filed one day late due to a change in his electronic filing codes, and for Mr. Melvin the report of two stock gifts to charities was filed two days late.

Executive Compensation

Compensation Committee Report on Executive Compensation

What are the principles of Jefferson Pilot’s executive pay program?

Our executive compensation program is based on guiding principles designed to align compensation with Jefferson Pilot Financial’s mission, business strategy and values. Building on this foundation, our executive compensation program is designed to retain and motivate the executive talent needed to maximize our return to shareholders. The program:

•	provides base compensation levels that are competitive with that provided in the various markets in which we compete for executive talent;

•	rewards executives for the achievement of specific corporate and unit earnings goals, as well as market related goals necessary to build shareholder value over the long term; and

•	creates earned share ownership opportunities to link executive and shareholder interests with a focus on maximizing long term shareholder value.

The Compensation Committee considers each of these principles, which are described in greater detail below, as it implements the program.

How are competitive compensation levels determined?

The Committee establishes total compensation (base salary and incentive) targets for executives for expected levels of performance. We use published survey materials, proxy statement analyses and counsel with consultants to establish target compensation levels, including incentive compensation. Companies listed as the “Similarly Diversified Companies” in the Performance Graph are included in the compensation survey data, as are other companies. We use broad financial services and insurance industry surveys among others to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the Graph. In general, we target total compensation at the second quartile (the 50 to 75 percent range) of the relevant marketplace for each executive’s area of responsibility, such as individual or group insurance or broadcasting. Actual total compensation reflects performance results, and for 2004 for the Named Officers varied from the first to the fourth quartile of the relevant marketplace.

How are incentive and reward built into the compensation program?

We must achieve both the short and long term goals described below for our executives to earn competitive total compensation. Depending on position, between 50 and 75 percent of each executive officer’s total targeted compensation is based upon performance. Performance related elements include annual bonus, as well as two forms of long term incentives under the Long Term Stock Incentive Plan: long term incentive compensation plan (LTIP) payouts, and stock options. This LTIP was designed in combination with the expected value of stock option grants so as to make available competitive and performance-related long term incentive opportunities.

Annual Bonus. Our annual incentive compensation (bonus) plan is keyed to competitive annual incentive norms. Payments are based on the achievement of short term goals consisting of total reportable segment results (operating earnings) targets set for Jefferson Pilot and each line of business. Additional short term goals such as sales, growth in business and budget effectiveness may also affect a specific executive’s incentive award. We develop the short term goals early in each year based on our annual budgets and operating plans. The weights accorded to the goals vary depending on the executive’s position.

Actual 2004 performance resulted in annual bonuses for the Named Officers varying from 21% to 116% of base salary. For most executive officers and other officers, except for our new CEO and in our Benefit Partners and Communications units, bonuses were below last year’s bonuses, reflecting earnings performance below our targets corporately and for the other units.

LTIP. Our LTIP payouts are based on cumulative growth in operating earnings per share (EPS). Participants are eligible for a payment each year, contingent upon our achieving specified levels of compound growth rate in our cumulative operating earnings per share (CGR) during the prior three years. Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant’s salary during the last year of the three year measurement period. No LTIP payments will be made if the CGR is less than 50% of the targeted CGR. Payouts for Mr. Glass are based on a percentage that is 33% greater than the percentage for other LTIP participants due to differences in competitive practice for the Chief Executive Officer position versus that for other executive officers. We provide further details on LTIP with the Long Term Incentive Plans table on page 14.

Stock Options. We make stock option awards in amounts that, when combined with long term incentives under the LTIP program, are designed to provide total long term incentive compensation opportunity that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock options depend upon stock price increases from the fair market value at the time of grant. Our Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of long term stock price improvement.

We granted some stock options to executive officers in connection with employment agreements.

Are these plans designed to build equity ownership?

We expect sustained ownership of Jefferson Pilot stock by our executives upon shares being earned through performance. Half of the LTIP value earned is delivered in common shares. In the recent payout based on the three year CGR through 2004, an aggregate of 8,041 shares were delivered to seven executive officers. We further strengthen the direct link between shareholders and executives by using stock options as an important incentive vehicle.

Does Jefferson Pilot have stock ownership guidelines?

Upon recommendation of our Committee, the Board of Directors adopted stock ownership guidelines for executive officers and certain other senior officers, and for non-employee directors. The individuals have five years to achieve guideline ownership after assuming the particular position, but for longer service executives or directors the transition period was two years from the February 2003 adoption of the guidelines. We count Jefferson Pilot common stock ownership including shares in our 401K plan and phantom stock units that later will be paid out in actual shares from our directors’ deferred fee plan, and 30% of the spread on their exercisable stock options. The guidelines specify officer ownership equal in value to a multiple of base salary, as follows:

Title	Multiple of Salary
Chief Executive Officer	5 times
Other Senior Officers
Salary above $450,000	2 times
Salary above $300,000	1 times

For non-employee directors the guidelines specify ownership equal in value to 5 times the annual Board retainer fee.

Our covered officers and all directors have exceeded their share ownership guidelines except for two executives newer in their positions.

What was our Chief Executive Officers’ compensation for 2004?

Mr. Glass became Chief Executive Officer on March 1, 2004, and his 2004 base salary was $925,000. We awarded Mr. Glass a target bonus in recognition of his performance in assuming the CEO position. In addition, Mr. Glass participated in LTIP at the CEO level and received a payout in early 2005 based on achievement of CGR below the LTIP target over the three-year period 2002-2004. In February 2004 we granted him a stock option to purchase 100,000 shares at the fair market value on the award date, with vesting over three years in one-third increments if he continues his employment. We granted him his first option at the CEO level in February 2005, covering 250,000 shares on similar terms.

Mr. Stonecipher’s salary continued at the 2003 level until we reduced it to $800,000 when he stepped out of the CEO position on March 1, 2004. This salary continued until his retirement as an executive on December 31, 2004. We granted him a target bonus for his leadership role in the transition of the chief executive officer position in 2004. Mr. Stonecipher did not participate in LTIP for 2004 and therefore he received no payout in early 2005. In February 2004 we awarded him a stock option to purchase 325,000 shares. His employment agreement provided for a later stock option for his 2004 employment, and on November 30, 2004 we awarded him an option covering 250,000 shares. Both options were granted and immediately exercisable at the fair market value on the award date.

Is all compensation tax deductible?

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. In the event that any material amount might potentially not be deductible under Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Compensation Committee

E. S. Melvin (Chairman)
William H. Cunningham
Patrick S. Pittard

This table summarizes compensation for our chief executive officers and for the four other executive officers who were the highest paid for 2004 (Named Officers).

Summary Compensation Table

				Long Term Compensation

				Awards(1)	Payouts

		Annual Compensation		Securities	LTIP	All Other
				Underlying	Payouts	Compensation
Name and Principal Position	Year	Salary($)(2)	Bonus($)	Options(#)	($)(3)	($)(4)

Dennis R. Glass	2004	950,946	925,000	100,000	300,440	3,383
Chief Executive Officer since	2003	612,000	650,000	200,000	306,954	6,400
March 1, 2004; also President	2002	596,635	270,000	100,000	623,621	3,028
since November 2001

David A. Stonecipher	2004	895,127	800,000	575,000	—	3,383
Chairman of the Board; also	2003	1,134,658	2,250,000	250,000	717,605	6,600
Chief Executive Officer through	2002	1,134,658	669,448	250,000	1,441,416	3,078
February 2004

Robert D. Bates	2004	492,256	550,000	12,000	115,539	5,576
Executive Vice President	2003	465,000	250,000	—	106,718	4,660
	2002	455,000	455,000	150,000	—	5,140

Theresa M. Stone	2004	490,675	456,131	50,000	119,528	6,181
Executive Vice President;	2003	475,000	432,000	50,000	318,813	6,590
Chief Financial Officer	2002	459,999	349,278	85,000	133,860	8,000
since November 2001;
President of Jefferson-Pilot
Communications Company

Warren H. May	2004	429,462	96,058	40,000	100,992	102,132
Executive Vice President	2003	380,000	180,000	30,000	87,210	101,210
since October 2002	2002	85,096	197,500	20,000	112,500	120,000

Mark E. Konen	2004	331,693	68,352	28,000	77,952	2,016
Executive Vice President
since February 2004(5)

(1)	None of the Named Officers has been granted any stock appreciation rights or restricted stock awards.
(2)	Most of our employees are paid on a bi-weekly schedule which has 26 pay periods in a typical year such as 2002 and 2003, but in 2004 there was a 27th pay period which comprised 3.8% of the salary amounts shown in the table, except for Ms. Stone.
(3)	We made LTIP payouts 50% in shares of our common stock and 50% in cash.
(4)	Consists of Company matching and gain sharing contributions to the 401(k) plan, and a portion of the match or gain sharing paid in cash. Also includes the signing bonus related to Mr. May’s beginning employment in 2002, paid $100,000 in each of 2004 and 2003 and $120,000 in 2002.
(5)	Mr. Konen became an executive officer upon his promotion to EVP in February 2004.

Long Term Stock Incentive Plan

This plan, which as last amended was approved by our shareholders in 1999, provides long term incentives, based on Jefferson Pilot common stock and on growth in operating earnings per share, to employees who may influence our long term performance. Key features of the plan include stock options and long term incentive awards (LTIP). The option price may not be less than 100% of the stock’s fair market value on the award date. The table shows options our Compensation Committee awarded in 2004 to the Named Officers.

The price of our common stock must go up in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

Option Grants During 2004

	Number of	Percent of Total
	Securities	Options			Grant Date
	Underlying	Granted to			Present Value
	Options	Employees	Exercise	Expiration	(Black-Scholes)
Name	Granted(#)	in 2004	Price($)	Date	($)(1)

Dennis R. Glass	100,000	6.5%	52.98	2/8/2014	1,261,000
David A. Stonecipher	325,000	21.0%	52.98	2/8/2014	3,484,000
	250,000	16.2%	49.19	11/29/2014	2,617,500
Robert D. Bates	12,000	0.8%	52.98	2/8/2014	138,480
Theresa M. Stone	50,000	3.2%	52.98	2/8/2014	630,500
Warren H. May	40,000	2.6%	52.98	2/8/2014	504,400
Mark E. Konen	28,000	1.8%	52.98	2/8/2014	353,080

(1)	We estimated the present values using the Black-Scholes pricing model. We used the following assumptions and data: options are exercised at the end of their ten year term or earlier expiration following retirement; interest rates are based on U.S. Treasury Strips available on the grant date and maturing when the option expires; volatility is based on the average month-end closing market prices for a period through January 2004 equal to the expected life of the option; and our annual dividend yield as of the grant date. The actual value an officer receives from a stock option depends on future market conditions. It may be more or less than the present value shown.

The options generally vest and become exercisable in one third increments over three years. Options generally vest earlier upon death, disability, retirement, satisfaction of the terms of an employment agreement, or a change in control. Vesting for Mr. Stonecipher is discussed on page 16. Within the ten year term, options generally are exercisable for five years after death, disability, retirement, satisfaction of the terms of an employment agreement, or a change in control. The term of Mr. Stonecipher’s 2002 stock option grant will extend for five years from the date he leaves the Board (rather than from his retirement date) but not beyond its scheduled expiration date in 2012. His February and November 2004 stock option grants have ten year terms and will not expire earlier. Option holders may use JP shares they own for a minimum period to pay the exercise price and may have shares withheld to cover required tax withholding.

The following table shows stock option exercises during 2004 and the year-end value of unexercised options.

Aggregated Option Exercises in 2004

and December 31, 2004 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12-31-04(#)		at 12-31-04($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis R. Glass	75,312	2,228,662	662,187	200,000	7,247,355	1,089,003
David A. Stonecipher	254,750	8,070,416	2,963,750	—	34,800,807	—
Robert D. Bates	—	—	159,326	12,000	821,574	—
Theresa M. Stone	—	—	270,834	96,666	2,746,755	530,594
Warren H. May	—	—	23,333	66,667	283,296	355,404
Mark E. Konen	14,000	422,898	118,791	44,667	1,509,852	170,301

The following table and notes provide information with respect to LTIP.

Long Term Incentive Plans

			Estimated Future Payouts
		Performance	Under Non-Stock-
		or Other	Price-Based Plans
	Number of Shares,	Period Until
	Units or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)(1)	Payout(2)	($)(3)	($)(3)	($)(3)

Dennis R. Glass	—	2004-2006	194,000	388,000	582,000
David A. Stonecipher	—	2004-2006	—	—	—
Robert D. Bates	—	2004-2006	73,500	147,000	220,500
Theresa M. Stone	—	2004-2006	80,250	160,500	240,750
Warren H. May	—	2004-2006	65,250	130,500	195,750
Mark E. Konen	—	2004-2006	56,250	112,500	168,750

(1)	LTIP does not provide for awards of shares, units or other rights representing the right to receive compensation. LTIP provides for payouts based on the compound growth rate (CGR) in cumulative operating earnings per share during the three year measurement period. Payouts, if any, are in a 50/50 ratio of cash and JP common stock valued at the fair market value on the payment date.
(2)	Table amounts reflect current (2005) annual salary. Actual payments, if any, in February 2007 will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3)	Payouts are contingent upon achieving specified levels of CGR, and service to the end of the three year measurement period. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved. Mr. Stonecipher received his last payout in February 2004.

Retirement Plans

We provide executive retirement benefits under a tax qualified plan, a nonqualified ERISA excess plan and a nonqualified supplemental benefit plan. The table includes benefits under all these plans.

Pension Plan Table

	Years of Service

			20 Years
Final Average Earnings	10 Years	15 Years	or More

$ 600,000	$150,000	$225,000	$300,000
$ 900,000	$225,000	$337,500	$450,000
$1,200,000	$300,000	$450,000	$600,000
$1,800,000	$450,000	$675,000	$900,000
$2,700,000	$675,000	$1,012,500	$1,350,000

The table shows straight life annuity benefits payable annually upon normal retirement at age 65 on January 1, 2005. Benefits are not subject to offset for Social Security payments, but are reduced 3% per year for retirement before age 65.

For purposes of this table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and bonus. We use a final five year average in calculating pensions. The current years of service are: Mr. Glass, 11 years, Ms. Stone, 8 years, Mr. May, 2 years, and Mr. Konen, 11 years. Mr. Bates participates in the qualified and excess plans with service from January 2002 and in the nonqualified supplemental plan with service from January 2003. Mr. Stonecipher’s retirement benefits were calculated under his employment agreement.

What has been our shareholder return?

The graph shows the total shareholder return (stock price appreciation plus reinvested dividends) for Jefferson Pilot’s common stock compared to two indexes: the Standard & Poor’s 500 Stock Index, and the S&P Life & Health Insurance Index. The graph assumes that you invested $100 in each on December 31, 1999.

Comparison of Five Year Cumulative Total Return To Shareholders

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

Jefferson-Pilot Corporation	$100	$112	$107	$90	$124	$130
S&P 500®	$100	$91	$80	$62	$80	$89
S&P Life & Health Insurance	$100	$114	$105	$88	$112	$137

Do the Named Officers have employment contracts or severance arrangements?

Dennis R. Glass, our President, became Chief Executive Officer and a director effective March 1, 2004. In late 2003 Mr. Glass signed an employment agreement through March 1, 2007 providing for a base salary of $925,000 in 2004, and annual bonus and LTIP at the CEO level commencing with the February 2005 payouts. In connection with signing this agreement, he was granted a stock option for 100,000 shares on our normal option terms except it is immediately vested and exercisable.

If we terminate Mr. Glass’s employment other than for good cause or if he resigns for good reason including following a change in control, he will receive a lump sum payment equal to the base annual salary and 50% of the maximum bonus and LTIP payments that he would have received until March 1, 2007, and will be eligible for immediate retirement with benefits computed as if his employment had continued until March 1, 2007.

However, he will not receive duplicative payments under these provisions and under the Executive Change in Control Severance Plan described below.

For retirement on or after March 1, 2007, Mr. Glass will be entitled to retirement benefits according to the table and description on pages 14-15. He has the right to elect that all or part of these retirement benefits be paid as a life or optional form of annuity or as a lump sum. Any lump sum is to be calculated using the 1983 Group Annuity Table and the average yield on 10-year Treasuries over the prior year or, if more favorable to Mr. Glass, the mortality table and interest rate in general use for the sale of JP’s individual annuities. If he dies during employment after March 1, 2007, a survivor annuity is payable to his spouse as if he had retired and elected a joint and 50% survivor annuity.

Mr. Glass is entitled to life and disability insurance benefits at the levels currently provided by JP and is entitled to a company paid car and initiation fees and dues for business and social clubs reasonably acceptable to JP. He and other executive officers also have access to corporate aircraft for personal use within specified limits, with imputation of taxable income for any such use.

Under David A. Stonecipher’s latest employment agreement, signed in December 2002 and originally effective through March 31, 2005, his base salary, annual bonus, LTIP and annual stock option grants were to continue at 2001 value levels adjusted as appropriate for target performance. Under the agreement, all discretionary awards of options granted after 2002 become fully vested and exercisable upon grant.

Mr. Stonecipher elected retirement effective December 31, 2004, resulting in early termination of his employment agreement although certain provisions will continue to provide for pension benefits and other matters. Mr. Stonecipher’s pension formula and his post-retirement life and health (integrates with Medicare from age 65) insurance benefits are specified in that agreement. Upon his retirement he became entitled to an annual retirement benefit equal to 67% (reduced to 64.5% because he retired early) of the average annual base salary and annual bonus for the highest three of his last six years of employment. This benefit has been reduced by other retirement benefits he receives from his former employer. He had the right to elect that all or part of these retirement benefits be paid as a single life annuity, as a lump sum and/or as payments in installments tracking the value of an S&P 500 Index fund and/or the Vanguard Windsor II Fund. Any lump sum was to be calculated using the 1983 Group Annuity Table and the average yield on 10-year Treasuries over the prior year or, if more favorable to Mr. Stonecipher, the mortality table and interest rate in general use for the sale of JP’s individual annuities. Under his prior elections, he received 45% of the present value of the pension benefit as a lump sum and is receiving 55%, less the offset for his prior employer’s pension, in monthly payments.

Executive Change in Control Severance Plan. We have established a Plan providing for the payment of severance benefits to the Named Officers and certain other officers following a Change in Control as defined in the Plan. This would apply in the event of certain qualifying terminations of employment in connection with or within two years after the Change in Control. Terminations that will qualify for severance payments include a termination by us without “Cause” and a termination by the officer with “Good Reason” (as those terms are defined in the Plan). Good Reason includes significant reductions in aggregate compensation and benefits.

If a qualifying termination occurs, the Plan provides for lump sum severance payments equal to two or three, as specified for each Named Officer, times the sum of the officer’s annual base salary, annual bonus and, if eligible, LTIP. For other officers, the Plan provides for two or one years’ compensation and benefits. An additional amount also would be paid to cover any applicable excise tax on all benefits received as the result of a Change in Control (whether or not under the Plan) and any income or employment taxes imposed on this excise tax payment, so that the net amount retained by the officer would equal the amount he or she would have received absent any such excise tax. The Plan also provides for certain other benefits including continued employee benefits coverage and pension accruals and early vesting of executive supplemental retirement benefits for termination in connection with a change in control.

We may amend or terminate the Plan or discontinue an officer’s participation. However, we may only reduce or discontinue any officer’s coverage or potential rights under the Plan after 12 months advance notice to the officer, and we cannot diminish protection for the two years after any Change in Control.

A plan covering lower level officers provides for a lump sum severance payment equal to up to one year’s salary for any job elimination within two years after a Change in Control.

Is the Compensation Committee independent?

Directors Cunningham, Melvin and Pittard served as members of the Compensation Committee of our Board during all of 2004. None of them ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with Jefferson Pilot requiring disclosure under the proxy rules. The Board of Directors has determined that each of these three directors is an independent director.

Audit Committee Report

The Audit Committee’s function is oversight only. Management is responsible for the preparation, presentation and integrity of the financial statements. Management also is responsible for maintaining appropriate accounting, financial reporting and actuarial principles and policies, as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The internal auditors and the independent auditor are responsible for monitoring and evaluating the adequacy of internal controls. The independent auditor is responsible for auditing the annual financial statements and performing quarterly reviews.

In this context, the Committee has met and held discussions with management, the internal auditors and the independent auditors. Management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed these financial statements and the related Management’s Discussion and Analysis with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors that firm’s independence from the Corporation and its management.

The Committee also preapproved the audit services and other services provided by the independent auditors for 2004 and 2003. Fees for these services were:

	2004	2003

Audit fees	$3,262,649	$2,187,200
Audit related fees(1)	329,950	191,930
Tax Fees(2)	28,000	185,238
Other fees	0	0

(1)	Audit related fees include principally audits of benefit plans, assistance with accounting standards and transactions, and financial statement reviews.

(2)	Tax fees include principally assistance with a tax credit matter, and our mutual fund tax return preparation.

Under the preapproval policies and procedures established by the Committee, we preapprove the audit engagement and the audit and audit related services covered by the audit engagement letter. We also have preapproved a list of specified other services. Engagements of the independent auditors for any other services must be preapproved by the Committee or preapproved by its chairman and then reviewed at the next Committee meeting.

The Committee also closely monitored the progress of the internal team and the external auditors in successfully completing the management assessment and external audit of the effectiveness of our internal controls over financial reporting that is now required by Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the Committee’s discussions with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended to our Board of Directors that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Donald S. Russell, Jr. (Chairman)
George W. Henderson, III
Elizabeth Valk Long

Proposal II — Ratification of Appointment of Independent Auditors

Ernst & Young LLP (E&Y) is the independent public accounting firm that audits our financial statements and those of our principal subsidiaries and their separate accounts. In accordance with standing policy, E&Y periodically changes the engagement partner and personnel who work on the audit.

E&Y as the independent auditors report directly to our Audit Committee. E&Y representatives regularly attend most Audit Committee meetings and have executive sessions with the Committee. E&Y representatives will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Our Audit Committee has appointed E&Y to audit the 2004 financial statements and recommends that shareholders vote for ratification of this appointment. If shareholders do not ratify, the Audit Committee will reconsider its selection. However, with or without ratification, the Audit Committee has the ultimate authority to retain and terminate the auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of the independent auditors.

Other Information

When are shareholder proposals due for the 2006 annual meeting?

Any shareholder proposals to be included in our proxy statement for our May 1, 2006 annual meeting must be received by our corporate secretary by November 24, 2005.

Our Articles of Incorporation and/or By-Laws also require advance notice for any director nominations or any resolutions to be presented at a shareholders’ meeting. Any shareholder entitled to vote at an annual meeting may nominate at the meeting one or more persons for election as directors, but only if written notice of the intent to make the nomination has been given to our corporate secretary at least 90 days before the meeting, which is January 31, 2006 for the 2006 annual meeting. Similar 90 day advance written notice to our secretary is required for any resolution to be presented at the meeting.

By order of the Board of Directors

Robert A. Reed

Vice President and Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

JPC-05004	03/05

2005 Annual Meeting of Shareholders
Monday, May 2, 2005 at 10:00 a.m.
At Our Offices
100 North Greene Street
Greensboro, NC 27401

INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Jefferson-Pilot Corporation shares you own in any of the following ways, if the registrations are identical:

•	Shares held of record	•	Shares in our JP TeamShare Plan
•	Shares in our Dividend Reinvestment Plan	•	Shares in our Agents’ Retirement Plan

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-852-5162, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on Friday, April 29, 2005.	Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on Friday, April 29, 2005.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” each proposal.

Jefferson Pilot’s Board of Directors recommends a vote “FOR” each proposal listed below.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Elect three Class I Directors:			2.	Ratify appointment of Ernst &	☐	☐	☐
	Nominees:	☐	☐		Young LLP as independent auditors.
William Porter Payne, David A. Stonecipher, Isaiah Tidwell.

FOR all listed nominees except as noted above
					I plan to attend the meeting.			☐

					See noted comments.			☐

DATE:	, 2005

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in a fiduciary capacity, please indicate the capacity in which you are signing.

JEFFERSON-PILOT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Shareholders on May 2, 2005

P R O X Y	The undersigned hereby constitute(s) and appoint(s) Dennis R. Glass, Robert A. Reed and Theresa M. Stone, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of Shareholders of Jefferson-Pilot Corporation to be held on May 2, 2005, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for the meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposals listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.
(IMPORTANT —TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE